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                                                                   EXHIBIT 23.2


The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Checkers Drive-In Restaurants, Inc. of our report dated March 21, 2000, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 3, 2000 and December 28, 1998, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the two-year period ended January 3, 2000, which report appears in the January 3, 2000, annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

Our report dated March 21, 2000, contains an explanatory paragraph that states that Checkers Drive-In Restaurants, Inc. has suffered recurring losses from operations and has a substantial amount of debt maturing in 2000, which raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                     KPMG LLP

Tampa, Florida
July 13, 2000